EXHIBIT 23.3

Montgomery Coscia Greilich LLP
2701 Dallas Parkway, Suite 300
Plano, TX 75093

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ABC Funding, Inc.
Houston, Texas

We consent to the incorporation by reference in this Current Report on Form 8-K (relating to Event dated September 2, 2008) of our report dated May 8, 2008, relating to the balance sheets of Voyager Gas Corporation as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.

/s/  Montgomery Coscia Greilich LLP
MONTGOMERY COSCIA GREILICH LLP
Plano, Texas

September 8, 2008